Exhibit 8.1

Our ref             JPT/651969-1

Funtalk China Holdings Limited
South 3/F, Chang' An XingRong Center
No. 1 Nao ShiKou Street, XiCheng District
Beijing, China 100031

30 April 2010

Dear Sirs

FUNTALK CHINA HOLDINGS LIMITED (the "Company")

We are Cayman Islands legal counsel to the Company and are providing this opinion in connection with the Company's Post-Effective Amendment No. 5 to Form S-4 on Form F-1 (the "Registration Statement") concerning the registration relating to (1) 4,998,555 ordinary shares, par value $0.001 per share (“Ordinary Shares”), of the Company, issuable upon exercise of (i) 1,578,250 outstanding Class A Warrants and Class A Warrants underlying the Series A Units (“Class A Warrants”) and (ii) 3,420,305 outstanding Class B Warrants and Class B Warrants underlying the Series B Units (“Class B Warrants,” and together with the Class A Warrants, “Warrants”), (2) 19,800 Series A Units (including 19,800 Ordinary Shares and 99,000 Class A Warrants underlying the Series A Units) and 330,000 Series B Units (including 330,000 Ordinary Shares and 330,000 Class B Warrants underlying the Series B Units) of the Company (collectively, “Units”), issuable upon the exercise of the outstanding unit purchase option, (3) 99,000 Ordinary Shares, issuable upon the exercise of 99,000 Class A Warrants of the Company, and (4) 330,000 Ordinary Shares, issuable upon the exercise of 330,000 Class B Warrants of the Company.

1	Documents Reviewed

For the purposes of providing this opinion, we have reviewed originals, copies or final drafts of the following documents:

1.1	the Registration Statement;

1.2	the Amended and Restated Memorandum and Articles of Association of the Company;

1.3	the written resolutions of the board of directors of the Company dated 30 April 2010;

1.4	a certificate from a director of the Company addressed to Maples and Calder dated 30 April 2010, a copy of which is attached hereto (the "Director's Certificate").

2	Assumptions

Save as aforesaid, we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the matters the subject of this opinion.  The following opinions are given only as to matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matters the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof.  Further, in giving this opinion we have relied on the completeness and accuracy of the (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate as to matters of fact without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

2.2	the genuineness of all signatures and seals.

3	Opinion

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.  Based upon the foregoing and subject to the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is duly registered in the Cayman Islands as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands;

3.2
The statements under the heading "Taxation" in the prospectus contained within the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

4.1
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.2
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the references to our name in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

FUNTALK CHINA HOLDINGS LIMITED
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Dated this 30th day of April 2010

To:

Maples and Calder
53/F, The Center
99 Queen's Road Central
Hong Kong

Dear Sirs

FUNTALK CHINA HOLDINGS LIMITED (the "Company")

I, Dongping Fei, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law.  Capitalised terms used in this certificate have the meaning given to them in the Opinion.  I hereby certify that:

1	The Amended and Restated Memorandum and Articles of Association of the Company (last amended on 26 November 2009) remain in full force and effect and have not been amended further.

2	The authorised share capital of the Company is US$1,000,000 divided into 1,000,000,000 shares of US$0.001 par value each.

3	The shareholders of the Company have not restricted or limited the powers of the directors in any way.

4
The Resolutions approving the issuance of the Ordinary Shares were signed by all of the Company's directors; were duly adopted; and are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

5	The directors of the Company at the date of the Meetings and at the date hereof were and are as follows: Michael Marks, Kuo Zhang, Dongping Fei, Alex Fan, Andrew Ryan, Linzhen Xie and Mofang Li.

6
The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Articles of Association of the Company) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

7
To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction.  Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company.  Nor has any receiver been appointed over any of the Company's property or assets.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Dongping Fei

Director